Exhibit 10.1

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Investment Agreement”) is made as of September 17, 2014 by and between CASI Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Investor”).

RECITALS

WHEREAS, the Company is offering for sale to the Investor, on the terms and conditions set forth herein, 3,228,627 shares ( the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), which represents 11.94% of the outstanding shares of common stock of the Company on the date hereof immediately prior to entering into this Investment Agreement (the “Yield Percentage”), and 9.95% of the outstanding shares of Common Stock on the date hereof immediately following the issuance of the Shares pursuant to this Investment Agreement (the “Target Percentage”) at a price per share equal to the consolidated closing bid price as reported on the Nasdaq Capital Market (or such other principal exchange upon which the Company’s Common Stock is quoted, the “Trading Market”) as of the date hereof;

WHEREAS, in consideration for such Shares, the Investor is granting to the Company a license to develop and commercialize Captisol-EnabledTM melphalan for use in the Field in the Licensee Territory, as such license and defined term are set forth in that certain License Agreement between the Company and Investor of even date herewith (the “License”); and

WHEREAS, simultaneously herewith, the Company is entering into an Investment Agreement and License Agreement with an affiliate of the Investor, which together with the Investor are referred to herein and only for the purposes of the rights and obligations under this Investment Agreement as the “Investor Group.”

NOW, THEREFORE, in consideration of the covenants, representations and warranties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.1 Authorization of Issuance. The Company has authorized the issuance and sale of the Shares to the Investor.

1.2 Purchase and Sale. The Investor agrees to purchase, and the Company agrees to issue and sell to the Investor, the Shares in consideration for the License.

1.3 Closing. The purchase and delivery of the Shares to be purchased by the Investor shall take place at the offices of Arnold & Porter LLP, 555 12th Street NW, Washington DC 20004, at a closing (the “Closing”) on the date hereof (the “Closing Date”). At the Closing, (i) the Company will deliver or cause to be delivered to the Investor (A) the Shares evidenced by a stock certificate, (B) a legal opinion of counsel to the Company, substantially in the form of Exhibit A attached hereto, and (C) this Investment Agreement and the License, each duly executed by the Company, and (ii) the Investor will deliver or cause to be delivered to the Company this Investment Agreement and the License, each duly executed by the Investor. This Investment Agreement, the License Agreement and any other documents or agreements executed in connection with the transactions contemplated hereby or thereby shall be referred to as the “Transaction Documents.”

1.4 Investor Acknowledgments. In connection with the purchase and sale of the Shares, the Investor understands and acknowledges to the Company that:

(a) the offering and sale of the Shares has not been reviewed or approved by the Nasdaq Stock Market or the Securities and Exchange Commission (the “SEC”) by reason of the parties’ intention that the offering be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) by virtue of the provisions of Section 4(2) of the Securities Act;

(b) the Company did not offer the Shares to the Investor by way of general solicitation or general advertising;

(c) the issuance of the Common Stock has not been qualified under any state securities laws in reliance upon exemptions therefrom;

(d) the Shares have not been registered under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement; and

(e) subject to the terms of Section 3.2(b), the certificate representing the Shares shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE SECURITIES LAWS, (II) IN COMPLIANCE WITH RULE 144 UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR (III) UPON THE DELIVERY TO CASI PHARMACEUTICALS, INC. (THE “COMPANY”) OF AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND/ OR COMPLIANCE IS NOT REQUIRED. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE LOAN OR FINANCING ARRANGEMENT SECURED BY THESE SECURITIES.”

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Investor Representation and Warranties. In connection with the purchase and sale of the Shares, the Investor represents and warrants to the Company that the following statements are true and correct as of the date of this Investment Agreement:

(a) The Shares to be acquired by the Investor pursuant to this Investment Agreement are being acquired for its own account and without a view to the distribution of the Shares or any interest therein in violation of the Securities Act. Nothing contained herein shall be deemed a representation or warranty by the Investor to hold the Shares for any period of time.

(b) The Investor is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act.

(c) The Investor has been provided the opportunity to ask questions concerning the terms and conditions of the offering and sale of the Shares and has been supplied all additional information requested by it.

(d) The Investor has all requisite corporate power and authority to enter into the Transaction Documents and to carry out the transactions contemplated thereby. The execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Investor have been duly authorized by all corporate action on the part of the Investor and no further consent or action is required by the Investor, its Board of Directors or its stockholders. Each Transaction Document has been duly executed and delivered by the Investor and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(e) At no time prior to the date of this Agreement has any of the Investor, or to the Investor’s knowledge, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock, and the Investor will not engage in short sales during the term of this Agreement.

2.2 Company Representation and Warranties. In connection with the issuance and sale of the Shares, the Company represents and warrants to the Investor that the following statements are true and correct as of the date of this Investment Agreement.

(a) Subsidiaries. The Company has two subsidiaries, Miikana Therapeutics, Inc., a Delaware corporation and CASI Pharmaceuticals (Beijing) Co., Ltd., an enterprise with foreign investment established in the People’s Republic of China (collectively, the “Subsidiaries”). The Company has no other direct or indirect subsidiaries. The Company directly owns all of the capital stock or other equity interests of each Subsidiary free and clear of any liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the applicable jurisdiction in which it was formed and has the requisite corporate power and authority to own and use its properties and assets and to carry on its business as now being conducted. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its respective certificate of incorporation, bylaws or other organizational or charter documents. The Company and each of its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) adversely impair the Company’s ability to perform fully on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(c) Authority. The Company has all requisite corporate power and authority to enter into the Transaction Documents and to carry out the transactions contemplated thereby. The execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company have been duly authorized by all corporate action on the part of the Company and no further consent or action is required by the Company, its Board of Directors or its stockholders. Each Transaction Document has been duly executed and delivered by the Company and, assuming the due execution and delivery by the Investor, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or a Subsidiary is a party or by which any property or asset of the Company or a Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (a) the filing with the SEC of the Resale Registration Statement, the application(s) to the Trading Market for the listing of the Shares for trading thereon in the time and manner required thereby, and applicable Blue Sky filings, (b) such as have already been obtained or such exemptive filings as are required to be made under applicable securities laws, (c) such other filings as may be required following the Closing Date under the Securities Act, the Exchange Act and corporate law and (d) any such consent, waiver, authorization, order, notice, filing or registration for which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.

(f) Capitalization. The authorized capital stock of the Company consists of 170,000,00 shares of Common Stock of which 27,040,429 shares are issued and outstanding, and 5,000,000 shares of preferred stock, $1.00 par value, of which none are outstanding as of the date hereof. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws. As of the date hereof, there are (i) outstanding options to purchase an aggregate of 4,517,876 shares of Common Stock and as approved by the stockholders at the Company’s 2014 Annual Meeting, as of the date hereof, a total of 1,655,876 additional shares of Common Stock have been authorized and are available for issuance pursuant to the Company’s 2011 Stock Option Plan, and (ii) warrants to purchase an aggregate of 4,010,903 shares of Common Stock, and (iii) a potential milestone payment of up to $4,000,000 to former stockholders of Miikana Therapeutics, Inc. that may be paid in cash or shares of Common Stock at the Company’s option in the manner described in that certain Agreement and Plan of Merger dated as of December 22, 2005 by and among the Company and the other parties thereto. Except as set forth above, there are no options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The Shares have been duly and validly authorized and at the Closing will be validly issued, fully paid and non-assessable, free and clear of all liens and shall not be subject to preemptive rights or similar rights of stockholders. There are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) and neither (i) the issue and sale of the Shares or (ii) the issue and sale of shares of Common Stock pursuant to the exercise of the Contingent Purchase Rights described in Section 3.1 will obligate the Company to issue shares of Common Stock or other securities to any person (other than the Investor) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

(g) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto (together with any materials filed by the Company under the Exchange Act, whether or not required), being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and Exchange Act and the rules and regulations of the SEC promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company or a Subsidiary is a party or to which the property or assets of the Company or a Subsidiary are subject are included as part of or specifically identified in the SEC Reports.

(h) Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans.

(i) Litigation. Except as disclosed in the SEC Reports, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company or any Subsidiary, or the knowledge of the Company, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company or any Subsidiary. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

(j) Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect.

(k) Compliance. Except as disclosed in the SEC Reports, neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business, except in the case of clauses (i), (ii) and (iii) as would not have or reasonably be expected to result in a Material Adverse Effect.

(l) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(m) Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor any director, officer, agent, employee or other person acting on behalf of the Company or a Subsidiary has, in the course of its actions for, or on behalf of, the Company or a Subsidiary, (i) directly or indirectly, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(n) Title to Assets. The Company and the Subsidiaries have valid title in fee simple to all real property owned by them and valid title in all personal property owned by them, in each case free and clear of all liens, except for liens as described in SEC Reports or as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. To the knowledge of the Company, any real property and facilities held under lease by the Company and the Subsidiaries are held by it under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in material compliance.

(o) Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received any written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes the rights of any person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the Intellectual Property Rights.

(p) Environmental Matters. The Company and the Subsidiaries have complied in all material respects with all applicable environmental laws. There is no pending or, to the Company’s knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental entity, relating to any environmental law involving the Company or any Subsidiary. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has any liabilities or obligations arising from the release of any materials of environmental concern into the environment. Neither the Company nor any Subsidiaries are a party to or bound by any court order, administrative order, consent order or other agreement between the Company or any Subsidiary and any governmental entity entered into in connection with any legal obligation or liability arising under any environmental law.

(q) Private Placement. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 2.1, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Investor as contemplated hereby. The issuance and sale of the Shares hereunder does not contravene the rules and regulations of the Trading Market. Neither the Company nor any person acting on the Company’s behalf has sold or offered to sell or solicited any offer to buy the Shares by means of any form of general solicitation or advertising.

(r) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.

(s) Listing and Maintenance Requirements. The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the two years preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The issuance and sale of the Shares hereunder does not contravene the rules and regulations of the Trading Market.

(t) S-3 Eligibility. The Company is eligible to register the resale of the Shares on Form S-3.

(u) Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Investor as a result of the Investor and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, the Company’s issuance of the Shares and the Investor’s ownership of the Shares.

(v) Solvency. Based on the financial condition of the Company as of the Closing Date, (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(w) Taxes. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

(x) Disclosure. All disclosure provided to the Investor regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, furnished by or on behalf of the Company or any Subsidiary are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 3

INVESTOR RIGHTS AND COVENANTS

3.1 Future Contingent Stock Purchase Right.

(a) Contingent Purchase Right. Subject to the qualifications and limitations set forth in this Section 3.1, if, during the period from the Closing Date until the Termination Date (as defined in Section 3.1(c)) (such period, the “Contingent Right Term”), the Company grants, issues or sells any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, or any rights to purchase Common Stock or any other securities (collectively, the “Derivative Securities”) in any transaction or series of related transactions, then the Investor shall have the right (but not the obligation) to purchase additional shares of Common Stock (the “Contingent Purchase Right”) in an amount equal to the product of (x) the Yield Percentage and (y) the aggregate amount of (i) shares of Common Stock and (ii) shares of Common Stock into which such Derivative Securities are convertible, exercisable or exchangeable, that were granted, issued or sold, at a price per share equal to the then par value per share of the Common Stock. In addition, “Derivative Securities” shall include, and the “Contingent Purchase Right” shall apply to, any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, or any rights to purchase Common Stock or any other securities, that were issued prior to the Closing Date (i) if and to the extent such Derivative Securities are converted, exercised or exchanged during the Contingent Right Term, and (ii) so long as such Derivative Securities were issued for the primary purpose of raising capital (any such Derivative Securities, the “Previously Issued Derivative Securities”). Notwithstanding the foregoing, in the event the Company issues Derivative Securities (or issued Previously Issued Derivative Securities) that do not (did not) initially convey voting power (as determined by reference to the NASDAQ Stock Market Rules) to the holder, the Contingent Purchase Right shall only apply if and when such Derivative Securities (or Previously Issued Derivative Securities) are actually converted, exercised or exchanged for Common Stock, or voting power is otherwise ascribed to such Derivative Securities (or Previously Issued Derivative Securities), and, in any such event, the Contingent Purchase Right shall only apply with respect to the net number of shares of Common Stock actually issued, or the net number of Derivative Securities to which voting power has actually been ascribed, as applicable. For purposes of the remainder of this Section 3.1, references to Derivative Securities shall be deemed to include Previously Issued Derivative Securities, as applicable.

(b) Delivery of Notice of Exercise. The Company will deliver written notice to the Investor promptly (and in any event within 5 business days) following the completion of any transaction or series of related transactions covered by Section 3.1(a) (any such transaction or series of transactions, a “Covered Transaction”), which notice shall provide a description of the material terms of the Covered Transaction and identify the number of shares of Common Stock to which the Contingent Purchase Right arising from the Covered Transaction applies. The Investor shall have 30 days following the receipt of such notice to deliver a notice of exercise of the Contingent Purchase Right arising from the Covered Transaction, which period shall be extended for such period as is required to obtain Stockholder Approval as set forth in Section 3.1(i) (and for a period of 15 days following the date on which Stockholder Approval is obtained). Upon the expiration of such 15 or 30 day period (unless extended as provided in the foregoing sentence), the Contingent Purchase Right shall be extinguished as to the particular Covered Transaction giving rise to such right (but only as to that Covered Transaction). For the sake of clarity, a notice of exercise may be delivered after the Termination Date to the extent it relates to a Covered Transaction so long as the Investor otherwise complies with its obligations under this Section 3.1(b).

(c) Expiration of Contingent Purchase Right. The Contingent Purchase Right granted pursuant to Section 3.1(a) shall expire without further action on the part of the Company or the Investor upon the earliest to occur of (i) the date on which the Company has raised, in the aggregate, $50 million in net proceeds through the grant, issuance or sale of Common Stock and Derivative Securities (including proceeds received upon the conversion, exercise or exchange of such Derivative Securities (including Previously Issued Derivative Securities), but excluding proceeds raised upon the exercise of Exempted Securities) in any transactions or series of related transactions which are conducted for the primary purpose of raising capital, or (ii) five years after the date hereof (such date, the “Termination Date”). The Board of Directors of the Company shall exercise good faith in determining the primary purpose of any grant, issuance or sale intended to be covered by clause (i), and shall indicate this determination in the resolutions approving the relevant transaction.

(d) Extension of Contingent Purchase Right. In the event the Company grants, issues or sells Derivative Securities during the Contingent Right Term that do not initially convey voting power (as determined by reference to the NASDAQ Stock Market Rules), which Derivative Securities have terms, durations or maturity dates that end after the Termination Date, the Contingent Purchase Right shall be extended for those securities (and only those securities) such that the Contingent Right Term applicable to those securities will be equivalent to the stated terms, durations or maturity dates of such securities (taking into account any modifications or amendments to such terms, durations or maturity dates following the date of their grant, issuance or sale).

(e) Cash Out or Settlement of Derivative Securities. To the extent any Derivative Securities issued during the Contingent Right Term are cashed out, redeemed, repurchased or otherwise settled prior to their conversion, exercise or exchange for Common Stock (any such event, a “Cash Out Transaction”), the Company shall grant to the Investor a Contingent Purchase Right with respect to the number of shares equal to the product of (x) the Yield Percentage and (y) the aggregate number of shares of Common Stock that would have been obtained if the Derivative Securities had been converted, exercised or exchanged immediately prior to the Cash Out Transaction. The Company will deliver written notice to the Investor promptly (and in any event within 5 business days) following the completion of any Cash Out Transaction, which notice shall provide a description of the material terms of the Cash Out Transaction and identify the number of shares of Common Stock to which the Contingent Purchase Right arising from the Cash Out Transaction applies. The Investor shall have 30 days following the receipt of such notice to deliver a notice of exercise of the Contingent Purchase Right arising from the Cash Out Transaction, which period shall be extended for such period as is required to obtain Stockholder Approval as set forth in Section 3.1(i) (and for a period of 15 days following the date on which Stockholder Approval is obtained). Upon the expiration of such 15 or 30 day period (unless extended as provided in the foregoing sentence), the Contingent Purchase Right shall be extinguished as to the particular Cash Out Transaction giving rise to such right (but only as to that Cash Out Transaction). For the sake of clarity, a notice of exercise may be delivered after the Termination Date to the extent it relates to a Cash Out Transaction so long as the Investor otherwise complies with its obligations under this Section 3.1(e).

(f) Exempted Securities. The Contingent Purchase Right shall not apply to grants of stock options or other equity awards (“Employee Awards”) made to employees, consultants or directors of the Company for compensatory purposes pursuant to equity incentive plans approved by the compensation committee of the Board of Directors and in a manner consistent with the Company’s past practices (the “Exempted Securities”); provided, however, that the foregoing exception shall not apply to Employee Awards to the extent that they, together with any other grants of Employee Awards made within the twelve month period prior to the date of grant, exceed 10% of the then-outstanding shares of Common Stock as reported in the Company’s most recent periodic report filed with the SEC.

(g) Modification of Rights upon Exercise of Contingent Purchase Right. In the event it is determined that the issuance of Common Stock upon the exercise of the Contingent Purchase Right (whether arising from one or more Covered Transactions or one or more Cash Out Transactions) would result in the Investor receiving a number of shares of Common Stock that would require the Company to seek stockholder approval under the NASDAQ Stock Market Rules then, immediately following such determination, and without any action on the part of the Company or the Investor, the Contingent Purchase Right shall be modified such that, upon exercise of the Contingent Purchase Right, the Company shall first have an obligation to issue to the Investor the maximum number of shares of Common Stock at par value which will continue to not require the Company to obtain stockholder approval for the issuance, and the Company shall then be obligated to issue shares of Non-Convertible Preferred Stock (as defined in Section 3.1(h)) (in lieu of Common Stock) at par value in respect of the remaining shares of Common Stock that are covered by the Contingent Purchase Right based on the following formula. The number of shares of Non-Convertible Preferred Stock to be issued upon the exercise of the Contingent Purchase Right shall be equal to the difference between (x) the total number of shares of Common Stock covered by the Contingent Purchase Right for the particular Covered Transaction or Cash Out Transaction, as applicable, and (y) the amount of shares of Common Stock previously issued in respect of the exercise of such Contingent Purchase Right for the particular Covered Transaction or Cash Out Transaction, if any, divided by 100 and then rounded down to the nearest whole share. In lieu of issuing any fractional share of Non-Convertible Preferred Stock that the Investor would otherwise be entitled to receive had the number of shares not been rounded down as a result of the previous sentence, the Investor shall be entitled to receive from the Company an amount in cash (rounded to the nearest cent) determined by multiplying (x) the average (rounded to the nearest tenth of a cent) of the closing sale prices of the Common Stock on the NASDAQ Stock Market for the three trading days immediately following the date of exercise of the Contingent Purchase Right relating to the applicable Covered Transaction or Cash Out Transaction, by (y) the fraction of a share, by (z) 100. The cash payment shall be made to the Investor within 10 days following the determination date. For the sake of clarity, if no shares of Common Stock may be issued upon exercise of the Contingent Purchase Right without requiring stockholder approval for such issuance, then the Company shall have no obligation to issue shares of Common Stock upon exercise of such Contingent Purchase Right, and shall instead be obligated to issue shares of Non-Convertible Preferred Stock in respect of all of the shares of Common Stock that are covered by the Contingent Purchase Right. The modification to the Contingent Purchase Right provided for in this Section 3.1(g) shall continue to apply to the Contingent Purchase Right arising from any Covered Transaction or Cash Out Transaction occurring on or after the date on which it is initially determined that stockholder approval would be required for the issuance of Common Stock upon exercise of the Contingent Purchase Right until the date on which Stockholder Approval is obtained in accordance with Section 3.1(i).

(h) Designation of Non-Convertible Preferred Stock. On or prior to the Closing Date, the Company shall designate a series of non-voting, non-convertible preferred stock (the “Non-Convertible Preferred Stock”) by filing the Certificate of Designations of Series A Preferred Stock, in the form attached hereto as Exhibit B (the “Certificate of Designation”) with the Delaware Secretary of State. Promptly following the Closing Date (and in any event within 2 business days), the Company shall deliver to the Investor a certified copy of the Certificate of Designation evidencing its proper filing with the Delaware Secretary of State. The Company agrees to reserve a sufficient number of shares of Non-Convertible Preferred Stock to allow for the issuance of the maximum number of shares of Non-Convertible Preferred Stock that could be issued upon exercise of the Contingent Purchase Right pursuant to Section 3.1(g). The Non-Convertible Preferred Stock shall remain non-convertible unless and until the Company’s stockholders approve the conversion of the Non-Convertible Preferred Stock to Common Stock in accordance with Section 3.1(i), at which time it shall automatically convert into Common Stock upon the terms set forth in the Certificate of Designation.

(i) Stockholder Approval of Conversion of Non-Convertible Preferred Stock and Exercise of Contingent Purchase Right. As soon as practicable after the Closing Date, the Company shall cause to be prepared and filed with the SEC a preliminary proxy statement (the “Preliminary Proxy Statement”) relating to a special meeting of stockholders held for the purpose of obtaining stockholder approval for (i) the conversion of all then outstanding shares of Non-Convertible Preferred Stock to Common Stock, and (ii) the issuance of the maximum number of shares of Common Stock that could be issued upon exercise of the Contingent Purchase Right granted pursuant to Section 3.1(a) (“Stockholder Approval”). In preparing the Preliminary Proxy Statement, the Company shall prepare proposal language reasonably designed to obtain a favorable vote of the Company’s stockholders and the Board of Directors of the Company shall, unless its fiduciary duties require otherwise, recommend that the stockholders vote in favor of the proposal. The Company shall provide the Investor (and its legal counsel, if requested) a reasonable opportunity to review and provide comments to the Preliminary Proxy Statement and shall consider incorporating such comments in good faith. Upon approval by the SEC of such Preliminary Proxy Statement or, if the SEC has not reviewed such Preliminary Proxy Statement, at the expiration of 10 calendar days from the filing of the Preliminary Proxy Statement, the Company shall file a definitive proxy statement and hold its stockholder meeting no later than 60 days thereafter. In the event that Stockholder Approval is not obtained at the special stockholder meeting for which the Preliminary Proxy Statement was prepared, the Company agrees to continue to seek Stockholder Approval, in a manner consistent with the terms set forth in this Section 3.1(i), at each annual meeting of stockholders held during the Contingent Right Term until such approval has been obtained.

(j) Definition of Shares. Any shares of Common Stock purchased pursuant to the Contingent Purchase Right (including shares of Common Stock received upon conversion of Non-Convertible Preferred Stock) shall be included within the definition of Shares for all purposes under this Investment Agreement.

(k) Statement of Purpose. The Company and the Investor agree that the Contingent Purchase Right granted pursuant to this Section 3.1 is intended to provide the Investor the opportunity to maintain its ownership of Common Stock at the Target Percentage throughout the Contingent Right Term (as may be extended in accordance with this Section 3.1), unless the Investor’s ownership in the Company (i) decreases as a result of the issuance of Exempted Securities, (ii) decreases as a result of the Investor’s failure to exercise all or any portion of the Contingent Purchase Right, (iii) decreases because the Investor has sold any of the Shares, or (iv) increases as a result of one or more Cash Out Transactions. The parties further agree that, given the uncertainty surrounding the Company’s future financing transactions, the interpretation of NASDAQ Stock Market Rules and other factors, it is impossible to prepare this Section 3.1 in a manner which addresses each and every scenario or circumstance that may arise during the Contingent Right Term and impact the realization of this objective. As a result, the parties agree to work together in good faith to achieve this objective including, without limitation, making appropriate adjustments to account for stock splits, recapitalizations and similar transactions.

3.2 Transfer Restrictions.

(a) Investor shall not, prior to the first anniversary of the date of this Agreement, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of (other than transfers to an affiliate of Investor subject to the requirements for affiliate transfers described below), directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares. Thereafter, the Shares may only be disposed of pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. The Company hereby consents to and agrees to register on the books of the Company and with its transfer agent, without any requirement for a legal opinion (unless otherwise required by its transfer agent), any transfer of Shares by Investor to an affiliate of Investor, provided that the transfer does not involve a disposition for value and transferee agrees to be bound by all of the applicable provisions of the Transaction Documents, including the representations of the Investor, and certifies to the Company that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Company acknowledges and agrees that the Investor may from time to time pledge or grant a security interest in some or all of the Shares in connection with a bona fide loan or financing agreement with a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Investor may transfer pledged or secured Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith, but such legal opinion may be required in connection with a subsequent transfer following default by the Investor transferee of the pledge. Investor shall provide notice to the Company of such pledge or transfer. At the Investor’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Shares may reasonably request in connection with a pledge or transfer of the Shares (provided that the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders therein shall be at the Company’s expense).

(b) Certificates evidencing the Shares shall not contain any legend (including the legend set forth in Section 1.4(e)), (i) while a registration statement (including the Resale Registration Statement) covering the resale of such Shares is effective under the Securities Act, or (ii) following any sale of such Shares pursuant to Rule 144, or (iii) if such Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the SEC). The Company shall instruct the Company’s transfer agent promptly after the effective date if required by the Company’s transfer agent to effect the removal of the legend hereunder. The Company agrees that following the effective date or at such time as such legend is no longer required under this Section 3.2(b), it will, no later than five trading days following the delivery by the Investor to the Company or the Company’s transfer agent of a certificate representing Shares, as the case may be, issued with a restrictive legend, deliver or cause to be delivered to the Investor a certificate representing such Shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section 3.2. To the extent eligible, certificates for Shares subject to legend removal hereunder, and for which the original certificate has been delivered to the transfer agent, shall be transmitted by the transfer agent of the Company to the Investor by crediting the account of the Investor’s prime broker with the Depository Trust Company System.

(c) Compliance with Securities Laws and Insider Trading Policy. The Investor agrees with the Company that Investor will sell any Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, which plan of distribution shall be in a form approved by Investor, and acknowledges that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 3.2 is predicated upon the Company’s reliance upon this understanding. The Investor shall comply with all federal securities laws in connection with its exercise of its rights under this Investment Agreement and its purchases and sales of the Company’s securities. The Investor agrees to be bound by any “insider trading” policy of the Company for so long as the Investor Group has an Investor Group Nominee serving on the Board of Directors or has otherwise been provided with material non-public information.

(d) Furnishing of Information. As long as the Investor owns Shares, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. Upon the request of any such holder of Shares, the Company shall deliver to such holder a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. As long as the Investor owns Shares, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Investor and make publicly available in accordance with Rule 144(c) such information as is required for the Investor to sell the Shares under Rule 144. The Company further covenants that it will take such further action as any holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell such Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

(e) Listing of Common Stock. The Company hereby agrees to use its reasonable best efforts to maintain the listing of the Common Stock on the Trading Market, and, unless completed prior to the Closing, to list the applicable Shares on the Trading Market as soon as reasonably practicable following the Closing. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application the Shares, and will take such other action as is necessary or desirable in the opinion of the Investor to cause the Shares to be listed on such other Trading Market as promptly as possible. The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

(f) Integration. The Company shall not, and shall use commercially reasonable efforts to ensure that no affiliate thereof shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Investor or that would be integrated with the offer or sale of the Shares for purposes of the rules and regulations of the Trading Market.

(g) Shareholders Rights Plan. No claim will be made or enforced by the Company or any other person that the Investor is an “Acquiring Person” under any shareholders rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that Investor could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Shares under the Transaction Documents or under any other agreement between the Company and the Investor.

3.3 Board Seat for Investor Group Nominee.

(a) The Company agrees to:

(i) immediately upon the Investor Group’s request, (i) cause its Board of Directors (the “Board”) to increase the number of directors on the Board by one (1) director and (ii) appoint a person nominated by the Investor Group (the “Investor Group Nominee”) as provided in this Section 3.3(a) to the Board, subject to the reasonable approval of the Board, which approval shall not be unreasonably withheld, conditioned or delayed;

(ii) at each meeting of stockholders for election of directors at which the position to be occupied under this Investment Agreement by an Investor Group Nominee on the Board is to be determined by stockholder election, (1) cause an Investor Group Nominee to nominated by the Board for election as a director, subject to the considerations described in clause (a)(1); (2) recommend to its stockholders the election of, and use its best efforts to cause the election to, the Board, including soliciting proxies for the election of the Investor Group Nominee to the same extent as it does, consistent with past practice, for any other Board nominee for election as a director; and (3) request each then current member of the Board to vote as a stockholder for approval of the Investor Group Nominee.

(b) Should for any reason the Board fail to nominate the Investor Group Nominee, without limiting any other rights or remedies of Investor, the right of the Investor Group to nominate an Investor Group Nominee shall remain in effect and the Investor Group shall have the right to re-propose one or more Investor Group Nominees to which this Investment Agreement shall then apply.

(c) Any Investor Group Nominee shall not be nominated for election or appointed to the Board unless he or she acknowledges and agrees to be bound by the principles set forth in the Company’s Code of Ethics, and all other Company policies generally applicable to members of the Board as now in effect or hereafter amended.

(d) In the event of the death, disability, resignation or removal of the Investor Group Nominee, the Company shall cause the prompt election to the Board of a replacement director designated by the Investor Group, subject to the fulfillment of its fiduciary duties and the requirements set forth in this Section 3.3, to fill the resulting vacancy, and such individual shall then be deemed an Investor Group Nominee for all purposes under this Investment Agreement.

(e) So long as the Investor Group Nominee serves as a director on the Board, the Investor Group Nominee shall be subject to and abide by the Company’s policies and procedures regarding trading in the Company’s securities, including those involving blackout windows on trading, in each case, to the same extent as other directors.

(f) If at any time the Investor and its affiliates no longer beneficially own in the aggregate at least 50% of the number of shares of Common Stock originally issued to the Investor Group on the Closing Date (as adjusted for any stock splits, recapitalizations and similar transactions, its “Qualifying Ownership Interest”), the Investor will have no further rights under this Section 3.3, and, at the written request of the Board, shall use its reasonable best efforts to cause the Investor Group Nominee to resign from the Board within fifteen (15) calendar days thereafter. The Investor shall inform the Company if and when the Investor and its affiliates cease to hold its Qualifying Ownership Interest.

(g) Any Investor Group Nominee then serving as a director shall be entitled to the same compensation and indemnification in connection with his or her role as a director as the other members of the Board (including Board committees, if applicable), and upon such Investor Group Nominee’s resignation or failure to stand for re-election, such Investor Group Nominee shall be entitled to the same indemnification as any other former director of the Board.

ARTICLE 4

COVENANTS

4.1 Standstill Restrictions. The Investor agrees that during the lesser of (a) the one year period following the date upon which the Investor Group no longer has an Investor Group Nominee serving on the Board, or (b) the three year period following the Closing Date (the “Restricted Period”), unless otherwise agreed to in writing by the Company, the Investor will not, directly or indirectly: (i) seek representation on the Board other than as provided in Section 3.3 above; (ii) effect, offer or propose to effect, or announce any intention to effect or cause (A) any tender or exchange offer, merger or other business combination involving the Company or its subsidiaries or assets constituting a significant portion of the consolidated assets of the Company and its subsidiaries, (B) any recapitalization, restructuring, liquidation or dissolution with respect to the Company or any of its subsidiaries, or (C) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consent to vote any voting securities of the Company or any of its subsidiaries; (iii) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Company or otherwise act in concert with any person or entity in respect of any such securities (other than affiliates of the Investor); (iv) take any action that would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (i)—(iv) above; or (v) enter into any discussions or arrangements with any third party with respect to any of the foregoing; provided, however, that the foregoing shall not restrict the ability of the Investor Group Nominee from exercising his or her fiduciary duties.

4.2 Registration Rights.

(a) Within 90 days after the date hereof, the Company shall prepare and file with the SEC a registration statement on Form S-3 (or such other form if, at such time, the Company is not eligible to utilize such Form S-3) covering the resale of all of the Registrable Securities from time to time on a continuous basis pursuant to Rule 415 of the Securities Act (the “Resale Registration Statement” including the base prospectus contained therein, the “Prospectus”). For purposes of this Section 4.2, “Registrable Securities” shall mean the Shares and any shares of Common Stock issuable with respect to the Shares by way of a stock dividend, stock split or other distribution, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided that such Registrable Securities shall cease to be Registrable Securities when (i) a registration statement covering such securities has been declared effective by the SEC and such securities have been disposed of pursuant to such effective registration statement, (ii) such securities have been sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act were met, (iii) such securities are otherwise transferred and such securities may be resold without subsequent registration under the Securities Act, or (iv) such securities shall have ceased to be outstanding.

(b) Not less than ten (10) trading days prior to the initial filing of the Resale Registration Statement and not less than five (5) trading days prior to the filing of any related prospectus or any amendment or supplement thereto, the Company shall (i) furnish to the Investor copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comments of the Investor, and (ii) cause its officers and directors, counsel and independent registered public accountants to respond to any inquiries from Investor and its advisors. The Company shall permit counsel designated by the Investor to review such Resale Registration Statement, related prospectus, and any amendment or supplement thereto (as well as all requests for acceleration or effectiveness thereof) within the time periods referenced above and shall use reasonable best efforts to reflect in such documents any comments as such counsel may reasonably propose and will not request acceleration of the Resale Registration Statement without prior notice to such counsel.

(c) Upon filing the Resale Registration Statement, the Company shall use its reasonable best efforts to cause such Resale Registration Statement to be declared effective by the SEC as soon as practicable thereafter, including the filing of amendments and post-effective amendments and supplements to such Resale Registration Statement. The Company shall otherwise comply with all rules and regulations of the SEC and other governmental and regulatory authorities applicable to the registration of such Registrable Securities and the effectiveness of the Resale Registration Statement.

(d) The Company shall maintain such Resale Registration Statement and shall comply with its other obligations under this Section 4.2 until the earlier to occur of (i) such time as the Investor Group owns no Registrable Securities and (ii) such time as the Registrable Securities may be resold by the Investor pursuant to Rule 144 of the Securities Act without the requirement for the Company to be in compliance with the current public information required under such Rule and without volume or manner-of-sale restrictions. To the extent that the Company fails to maintain an effective Resale Registration Statement for an excess of 10 consecutive or 20 aggregate trading days during any 12-month period, and the Investor suffers losses as a result of such failure, the Investor shall be entitled to seek specific performance or compensatory damages as set forth in this Agreement.

(e) The Company shall promptly notify the Investor of the effectiveness of the Resale Registration Statement and each post-effective amendment thereto. Additionally, the Company will promptly notify the Investor upon the occurrence of any of the following events in respect of the Resale Registration Statement or related prospectus: (i) receipt of any request for additional information by the SEC or any other governmental entity during the period of effectiveness of the Resale Registration Statement or amendments or supplements to the Resale Registration Statement or any related prospectus; (ii) the issuance by the SEC or any other governmental entity of any stop order suspending the effectiveness of the Resale Registration Statement or the initiation of any proceedings for that purpose and the Company will promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose; (iv) the happening of any event that, in the reasonable determination of the Company and its counsel, makes any statement made in the Resale Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Resale Registration Statement, related prospectus or documents so that (or the Company otherwise becomes aware of any statement included in the Resale Registration Statement, related prospectus or document that is untrue in any material respect or that requires the making of any changes in the Resale Registration Statement, related prospectus or document so that), in the case of the Resale Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company’s reasonable determination that a post-effective amendment to the Resale Registration Statement would be appropriate (in which event the Company will promptly make available to the Investor any such supplement or amendment to the Resale Registration Statement and, as applicable, the related prospectus). In the event of any suspension of Investor’s ability to sell Shares pursuant to the Resale Registration Statement as a result of the foregoing (a “Suspension”), the Company will use its best efforts to cause the use of the prospectus so suspended to be resumed as soon as reasonably practicable after notice of a Suspension to the Investor and such Suspension shall be subject to the liquidated damages provisions set forth in Section 4.2(d) above.

(f) The Company shall furnish to the Investor with respect to the Registrable Securities registered under the Resale Registration Statement such number of copies of the prospectus (including preliminary and supplemental prospectuses and prospectus amendments) as the Investor may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Securities by the Investor.

(g) The Company shall file documents required of the Company for normal blue sky clearance in states as shall be reasonably appropriate in the opinion of the Company and its legal counsel; provided, however, that the Company shall not be required to qualify to do business or consent to general service of process in any jurisdiction in which it would not otherwise be required to qualify but for this Section 4.2(g).

(h) All expenses incident to the Company’s compliance with this Section 4.2, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities laws, printing expenses, filing expenses, and fees and disbursements of the Company’s counsel and independent registered public accountants will be borne by the Company.

(i) The Company shall, at the reasonable request of the Investor, prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Resale Registration Statement and any prospectus used in connection with the Resale Registration Statement as may be necessary in order to make reasonable changes to the plan of distribution set forth in such Resale Registration Statement.

(j) Notwithstanding anything herein to the contrary, the Investor’s rights under this Section 4.2 shall be automatically assignable by the Investor to any permitted transferee of all or any portion of such Registrable Securities, to the extent of the Registrable Securities so transferred, if: (i) the Investor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to such registration rights are being transferred or assigned, and (iii) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence, the transferee or assignee agrees in writing to be bound by the provisions of Section 4.2 of this Investment Agreement. In the event that the Investor transfers all or any portion of its Registrable Securities pursuant to this Section 4.2(j), the Company shall have ten (10) business days following the receipt of such notice to file any amendments or supplements necessary to keep the Resale Registration Statement current and effective pursuant to Rule 415. Upon any such assignment, all of the transferring Investor’s rights under this Investment Agreement with respect to such transferred securities shall inure to the benefit of the transferee.

(k) Each time the Company issues or has issued an aggregate of more than 75,000 shares of Common Stock upon exercise of the Contingent Purchase Right (subject to adjustment for stock splits, recapitalizations and similar transactions) in one or more transactions, then the Company shall follow the procedures set forth in this Article IV with respect to the registration of such additional shares under the Securities Act.

4.3 Further Assurances. Each party hereto agrees and covenants that at any time and from time to time it shall promptly execute and deliver to the other party such further instruments and documents and take such further action as the other party may reasonably require in order to carry out the full intent and purpose of this Investment Agreement.

4.4 Indemnification.

(a) Each of the parties (in such capacity, an “Indemnitor”) will indemnify and hold harmless the other and all of the other party’s directors, officers, stockholders, partners, employees and agents (collectively, the “Indemnitees”) from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Indemnitee may suffer or incur as a result of or relating to: (i) any misrepresentation, breach or inaccuracy, or any allegation by a third party that, if true, would constitute a breach or inaccuracy, of any of the representations, warranties, covenants or agreements made by the other party in this Investment Agreement or in the other Transaction Documents; or (ii) any cause of action, suit or claim brought or made against such Indemnitee and arising solely out of or solely resulting from the execution, delivery, performance or enforcement of this Investment Agreement or any of the other Transaction Documents and without causation by any other activity, obligation, condition or liability pertaining to the Indemnitee.

(b) The Company further agrees to indemnify and hold harmless the Investor and its Indemnitees, any investment banking firm acting as an underwriter for the Investor, its affiliates and representatives, and broker/dealer acting on behalf of the Investor, its affiliates and representatives, from and against any losses, claims, damages or liabilities to which such Investor, affiliates and representatives may become jointly and severally, or jointly or severally, subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any preliminary prospectus or final prospectus related to any registration statement, or in any amendments or supplements to a registration statement or any such preliminary prospectus or final prospectus, or in a registration statement, (ii) any failure by the Company to fulfill any undertaking included in a registration statement or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any other law or any rule promulgated thereunder, in each case related to the offer or sale of the Registrable Securities, and the Company will reimburse such indemnified person for any reasonable legal expense or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such registration statement solely in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for use in preparation of such registration statement.

4.5 Publicity.

(a) Each of the parties agrees not to disclose to any Third Party the terms and conditions of the Transaction Documents without the prior approval of the other party, except to advisors (including consultants, financial advisors, attorneys and accountants), potential and existing investors and acquirers on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, or to the extent necessary to comply with the terms of agreements with Third Parties, or to the extent required by Applicable Law, including securities laws. Notwithstanding the foregoing, the parties shall agree upon a joint press release to announce the execution of the Transaction Documents, each party may disclose to Third Parties the information contained in such press release without the need for further approval by the other. For purposes of this Section 4.5, (i) “Applicable Laws” shall mean, with respect to a party’s activities under the Transaction Documents, any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any governmental or regulatory authority within the applicable jurisdiction applicable to such party’s activities, and (ii) “Third Party” shall mean any person other than the parties to this Investment Agreement or their respective affiliates.

(b) The parties acknowledge the importance of supporting each other’s efforts to publicly disclose certain information in connection with the Transaction Documents, beyond what may be strictly required by Applicable Law and the rules of a recognized stock exchange, and each party may make such disclosures from time to time with the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed. When Investor elects to make any such public disclosure under this Section 4.5(b), it will give the Company reasonable notice to review and comment on such statement, it being understood that if the Company does not notify Investor in writing within a three (3) business day period or such shorter period if required by Applicable Law of any reasonable objections, as contemplated in this Section 4.5(b), such disclosure shall be deemed approved, and in any event the Company shall work diligently and reasonably to agree on the text of any proposed disclosure in an expeditious manner. The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of applicable regulatory authorities and the need to keep investors and others informed regarding the requesting party’s business, including as required by the rules of a recognized stock exchange.

ARTICLE 5

MISCELLANEOUS

5.1 Notices. Any notice delivered in connection with this Investment Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address indicated on the signature page to this Investment Agreement.

5.2 Successors and Assigns. Upon its acceptance by the Company, this Investment Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and to the Investor and its successors and assigns.

5.3 Governing Law. This Investment Agreement shall be governed by and construed in accordance with the local law, and not the law of conflicts, of the State of Delaware.

5.4 No Waiver. No course of dealing or any delay or failure to exercise any right, power or remedy hereunder on the part of any party hereto shall operate as a waiver of or otherwise prejudice such party’s rights, powers or remedies.

5.5 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding among the parties hereto with respect to the subject matters hereof, and supersede all prior agreements, negotiations and understandings, whether written or oral, with respect to the such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.6 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and delivery of the Shares.

5.7 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.8 Replacement of Shares. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction.

5.9 Construction. The headings herein are for convenience only, do not constitute a part of this Investment Agreement and shall not be deemed to limit or affect any of the provisions hereof. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

5.10 Counterparts. This Investment Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Investment Agreement as of the date first written above.

COMPANY:

CASI PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Ken K. Ren
Name: Ken K. Ren, Ph.D
Title: Chief Executive Officer

Address:	9620 Medical Center Drive, Suite 300
Rockville, Maryland 20850 USA

Attention: Cynthia W. Hu
Facsimile No.: 240-864-2782

INVESTOR:

SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Rajesh C. Shrotriya
Name: Rajesh C. Shrotriya, MD
Title: Chairman and CEO

Address:	11500 South Eastern Avenue, Suite 240
Henderson, Nevada 89052 USA

Attention: Legal Department
Facsimile No.: 702-260-7405

EXHIBIT A

FORM OF LEGAL OPINION

(See Attached)

A-1

EXHIBIT B

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

OF

CASI PHARMACEUTICALS, INC.

CASI Pharmaceuticals, Inc., a Delaware corporation (the Corporation ), in accordance with the provisions of Section 151 of the Delaware General Corporation Law, does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on September     , 2014:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the Board of Directors ) by the provisions of Article FOURTH of the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), there is hereby created, out of the 5,000,000 shares of preferred stock, par value $1.00 per share, of the Corporation authorized in Article FOURTH of the Certificate of Incorporation, a series of the preferred stock consisting of 100,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the preferred stock of the Corporation):

Section 1. Designation and Amount. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the 8% Convertible Preferred Stock, Series A (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be100,000 shares

Section 2. Definitions. As used herein with respect to the Series A Preferred Stock, in addition to those terms defined herein, the following terms shall have the following meanings:

(a) “Business Day” shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of Maryland generally are authorized or required by law or other governmental actions to close.

(b) “Closing Sales Price” means, with respect to a particular day, the closing sale price or, if no closing sale price is reported, the last reported sale price per share of Common Stock on such day on the NASDAQ Capital Market or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if the Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of a share of the Common Stock, which amount shall be and reasonably acceptable to the holders of a majority of the outstanding shares of Series A Preferred Stock.

(c) “Conversion Factor” initially means 100, as may be adjusted from time to time in accordance with Section 14(b).

(d) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(e) “Corporation” means CASI Pharmaceuticals, Inc., a Delaware corporation.

(f) “Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year.

(g) “Dividend Period” means the quarterly period commencing on and including the first day of the calendar quarter and ending and including the last day of the calendar quarter on which the corresponding Dividend Payment Date occurs, other than the Initial Dividend Period.

(h) “Holder” or “holder” means a holder of record of the Series A Preferred Stock.

(i) “Initial Dividend Period” means the period commencing on the first day upon which a share of Series A Preferred Stock shall be issued and ending on the last day of that calendar quarter.

(j) “Issue Date” means the date on which the first share of Series A Preferred Stock is issued by the Corporation.

(k) “Junior Stock” means the Common Stock and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Corporation.

(l) “Liquidation Parity Stock” means Parity Stock the terms of which expressly provide that it will rank pari passu with the Series A Preferred Stock as to rights upon liquidation, dissolution and winding up of the Corporation.

(m) “Liquidation Preference” means, with respect to each share of Series A Preferred Stock, one times the Series A Stated Value.

(n) “Parity Stock” means any class or series of capital stock of the Corporation hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Corporation (without regard to whether dividends accrue cumulatively or non-cumulatively).

(o) “Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock corporation, trust, limited liability corporation, unincorporated organization, other entity or government or any agency or political subdivision thereof.

(p) “Proposal” means the proposal to be submitted to the Stockholders Meeting, for the purpose of seeking approval of the stockholders of the Corporation for the issuance and sale of the securities pursuant to the Investment Agreement (including the issuance of all shares of Common Stock issuable upon the full conversion of the Series A Preferred Stock).

(q) “Record Date” means the date as determined by the Board of Directors of the Corporation for determining Holders of Series A Preferred Stock entitled to receive a dividend or to vote on any matter to which Holders are entitled to vote.

(r) “Senior Stock” means any class or series of capital stock of the Corporation hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution and winding up of the Corporation.

(s) “Series A Preferred Stock” shall have the meaning ascribed to such term in Section 1 hereto.

(t) “Series A Stated Value” means (i) the average of the Closing Sales Price of the Common Stock for the ten Trading Days immediately prior to the Issue Date multiplied by (ii) 100.

(u) “Stockholder Approval” means the approval of the Proposal by the stockholders of the Corporation at the Stockholders Meeting in accordance with applicable law, the Corporation’s Certificate of Incorporation and Bylaws and the applicable requirements of the NASDAQ Capital Market.

(v) “Stockholders Meeting” means a meeting of the stockholders of the Corporation, for the purpose of voting on the Proposal.

(w) “Trading Day” means any day on which the NASDAQ Stock Market (or such other successor national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation) is open for the transaction of business.

(x) “Transfer Agent” means the Corporation’s duly appointed transfer agent, registrar, conversion and dividend disbursing agent for the Series A Preferred Stock and transfer agent and registrar for any shares of Common Stock issued upon conversion of the Series A Preferred Stock, or any successor duly appointed by the Corporation.

Section 3. Ranking. The Series A Preferred Stock shall rank, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, (a) senior to all Junior Stock, (b) on parity with all Parity Stock and (c) junior to all Senior Stock.

Section 4. Dividends.

(a) Commencing with the Initial Dividend Period, each Holder of Series A Preferred Stock, in preference and priority to the holders of all other classes or series of Junior Stock, shall be entitled to receive, out of assets legally available therefor and as declared by the Board or an authorized committee thereof, with respect to each share of Series A Preferred Stock then outstanding and held by such Holder, dividends, commencing from the date of issuance of such share of Series A Preferred Stock, at the rate of eight percent (8%) per annum of the Series A Stated Value per share of Series A Preferred Stock (the “Series A Preferred Dividends”). The Series A Preferred Dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the last day of March, June, September and December in each year, commencing September 30, 2014.

(b) In the event that the Corporation shall at any time pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) or any other class or series of capital stock of the Corporation, the Corporation shall, at the same time, pay to each holder of Series A Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Series A Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends.

Section 5. Liquidation Preference.

(a) Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Corporation, upon Liquidation, each Holder of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the prior rights of holders of any Senior Stock, the Liquidation Preference for each outstanding share of Series A Preferred Stock held by such Holder, plus any accrued but unpaid dividends, in preference to the holders of, and before any payment or distribution is made on (or any setting apart for any payment or distribution), any Junior Stock, including, without limitation, on any Common Stock. After the payment to the Holders of the Liquidation Preference for each outstanding share of Series A Preferred Stock, such Holders shall not be entitled to convert any Series A Preferred Stock into Common Stock and shall not be entitled to any further participation in distributions of, and shall have no right or claim to, any of the remaining assets of the Corporation in respect of the Series A Preferred Stock.

(b) The term “Liquidation” shall also include (i) the sale, lease, transfer, exclusive license, exchange, conveyance or other disposition for cash, securities or other property of all or substantially all the assets of the Corporation or (ii) the merger, consolidation or share exchange of the Corporation into or with any other Person (other than one in which stockholders of the Corporation own a majority by voting power of the outstanding shares of the surviving or acquiring corporation). The Holders’ entitlement to their liquidation preference shall not be abrogated or diminished in the event part of the consideration is subject to escrow in connection with a Liquidation.

(c) In the event the assets of the Corporation legally available for distribution to the Holders of the Series A Preferred Stock upon any Liquidation shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any Liquidation Parity Stock upon such Liquidation unless proportionate distributable amounts shall be paid with equal priority on account of the Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders of the Series A Preferred Stock and holders of any Liquidation Parity Stock are entitled upon such Liquidation.

(d) All distributions made with respect to the Series A Preferred Stock in connection with any Liquidation shall be made pro rata to the Holders.

Section 6. Automatic Conversion. Prior to the Stockholder Approval, the Series A Preferred Stock shall not be convertible. Upon the Stockholder Approval, the shares of Series A Preferred Stock then outstanding shall automatically convert, without any action on the part of the Holder thereof and without payment of any additional consideration other than the payment of par value for the shares, into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares to be converted by the applicable Conversion Factor. The Corporation shall provide prompt written notice to the Holders of Series A Preferred Stock of any conversion effected pursuant to this Section 6 but in no event more than two Business Days after the effective date of such conversion. From and after any conversion effected pursuant to this Section 6, the Holders of the Series A Preferred Stock shall have the right to receive the shares of Common Stock to which they are entitled upon surrender of the certificate or certificates representing the shares of Series A Preferred Stock so converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the Holders of the Series A Preferred Stock) along with a check for the par value of the shares. Upon such surrender, the Corporation shall pay to the Holder in cash all accrued and unpaid Series A Dividends to the date of the automatic conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of the then outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable. The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates.

Section 7. No Fractional Shares Upon Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. Upon any conversion, all fractional share interests to which a Holder may be entitled shall be aggregated into whole shares of Common Stock with cash being paid for any fractional interest that may remain after such aggregation. The Corporation shall pay cash equal to such fraction multiplied by the average, rounded to the nearest one ten thousandth, of the Closing Sales Prices of the Company’s Common Stock for the three Trading Days immediately preceding the conversion.

Section 8. Redemption.

(a) At any time after the date that is 18 months following the Issue Date, if not previously converted into Common Stock, the Holders of not less than a majority of the outstanding shares of Series A Preferred Stock shall have the right to elect to have, out of funds legally available therefor, all (but not less than all) of the then outstanding shares of Series A Preferred Stock redeemed by the Corporation (a “Series A Redemption”) for a price per share equal to the Liquidation Preference for such Share, plus all unpaid accrued and accumulated dividends on such share (the “Series A Redemption Price”). Any such Series A Redemption shall occur not more than sixty (60) days following receipt by the Corporation of a written election notice (the “Series A Election Notice”) from the Holders of not less than a majority of the outstanding shares of Series A Preferred Stock. Upon receipt of a Series A Election Notice, all Holders of Series A Preferred Stock shall be deemed to have elected to have all of their shares redeemed pursuant to this Section 8 and such election shall bind all Holders of Series A Preferred Stock. In exchange for the surrender to the Corporation by the respective Holders of shares of Series A Preferred Stock of their certificate or certificates representing such shares in accordance with Section 8(c) below, the aggregate Series A Redemption Price for all shares held by each Holder of shares shall be payable in cash in immediately available funds to the respective Holders of the Series A Preferred Stock on the applicable Series A Redemption Date and the Corporation shall contribute all of its assets to the payment of the Series A Redemption Price, and to no other corporate purpose, except to the extent prohibited by applicable Delaware law. If the Corporation fails to pay in full the amount hereunder on the date such amount is due in accordance with this Section, the Corporation will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the amount, plus all such interest thereon, is paid in full.

(b) As promptly as practicable, but in no event later than ten (10) days, following receipt of a Series A Election Notice, the Corporation shall send written notice (the “Series A Redemption Notice”) of its receipt of a Series A Election Notice to each Holder of record of Series A Preferred Stock. Each Series A Redemption Notice shall state:

(i) the number of Shares of Series A Preferred Stock held by the Holder that the Corporation shall redeem on the Series A Redemption Date specified in the Series A Redemption Notice;

(ii) the date of the closing of the redemption, which pursuant to Section 8(a) shall be no later than sixty (60) days following receipt by the Corporation of the Series A Election Notice (the applicable date, the “Series A Redemption Date”) and the Series A Redemption Price; and

(iii) the manner and place designated for surrender by the Holder to the Corporation of his, her or its certificate or certificates representing the Shares of Series A Preferred Stock to be redeemed.

(c) On or before the Series A Redemption Date, each Holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing such Shares to the Corporation, in the manner and place designated in the Series A Redemption Notice, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Series A Redemption Notice. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series A Redemption Price by certified check or wire transfer to the holder of record of such certificate.

(d) If on the applicable Series A Redemption Date, the Series A Redemption Price is paid (or tendered for payment) for any of the shares to be redeemed on such Series A Redemption Date, then on such date all rights of the Holder in the shares so redeemed and paid or tendered, including any rights to dividends on such shares, shall cease, and such shares shall no longer be deemed issued and outstanding.

Section 9. Voting Rights.

(a) Holders of the Series A Preferred Stock shall have no voting rights except as set forth in this Section 9 and as otherwise required by Delaware law as in effect from time to time. Except as otherwise provided in this Section 9, in exercising any such voting rights, each Holder shall be entitled to one vote for each share of Series A Preferred Stock held by such Holder.

(b) So long as any shares of Series A Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the affirmative vote or written consent of the Holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to:

(i) amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation (including this Certificate of Designations creating the Series A Preferred Stock), if the amendment, alteration or repeal of the Certificate of Incorporation would adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock;

(ii) create, authorize, issue or increase the authorized or issued amount of any class or series of any of the Corporation’s equity securities, or any warrants, options or other rights convertible or exchangeable into any class or series of any of the Corporation’s equity securities, which would constitute Senior Stock or Parity Stock or reclassify any authorized stock of the Corporation into any such stock, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase any such stock; or

(iii) enter into or consummate any (A) reclassification of the outstanding shares of Common Stock (other than a change in par value, or from no par value to par value, or from par value to no par value), (B) consolidation, merger or share exchange of the Corporation with or into another Person or any merger, consolidation or share exchange of another Person with or into the Corporation (other than a consolidation, merger or share exchange in which the Corporation is the resulting or surviving entity and which does not result in any reclassification of the outstanding shares of Common Stock), or (C) sale, lease or other disposition to another Person of all or substantially all of the assets of the Corporation (computed on a consolidated basis), other than to one or more of the Corporation’s subsidiaries (any of the foregoing, a “Reorganization Event”); provided, however, that the Holders will have no right to vote under this Section 9 regarding the Corporation’s entry into or consummation of a Reorganization Event if, upon the consummation of the Reorganization Event, (I) the Series A Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the resulting or surviving entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (II) such Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole.

Notwithstanding the foregoing, except as otherwise required by law, the Corporation may, without the consent of any Holder, (x) authorize, increase the authorized amount of, or issue Parity Stock (provided that dividend rights are noncumulative) and Junior Stock or (y) increase the amount of authorized shares of Series A Preferred Stock or issue any additional shares of Series A Preferred Stock pursuant to the terms of those two certain Investment Agreements between the Corporation and the parties thereto dated September 17, 2014; provided, however, that with respect to clause (x), such Parity Stock or Junior Stock, as the case may be, does not rank senior or pari passu to the Series A Preferred Stock as to dividend rights or rights upon Liquidation of the Corporation.

(c) Holders of shares of Common Stock acquired upon the conversion of shares of Series A Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock except that such holders may not vote upon the Proposal in accordance with Rule 5635 of the listing rules of The NASDAQ Stock Market LLC for Stockholder Approval.

Section 10. No Preemptive Rights. The Holders of Series A Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 11. No Sinking Fund. No sinking fund shall be established for and no sinking fund provisions shall apply to the Series A Preferred Stock.

Section 12. Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series A Preferred Stock shall be subject in all respects to any and all restrictions and limitations placed on dividends or other distributions by the Corporation under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation from time to time and (ii) other regulatory restrictions applicable to the Corporation from time to time in effect.

Section 13. Form. Shares of Series A Preferred Stock may be issued, at the option of the Corporation, in the form of physical certificates or in book entry form through the direct registration system of the Transfer Agent.

Section 14. Other Provisions.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (Pacific time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Trading Day or later than 5:30 p.m. (Pacific time) on any Trading Day, (iii) the next Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) The Liquidation Preference and Conversion Factor shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification, stock dividend or distribution, exchange or other similar event. Such adjustments shall be made in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution. Upon any such equitable adjustment, the Corporation shall promptly deliver to the Transfer Agent and each Holder an Officers Certificate attaching and certifying the resolution of the Board of Directors, describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference, Conversion Factor and/ or annual dividend rate in effect following such adjustment.

(c) All issued shares of Series A Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing Series A Preferred Stock, all shares of Series A Preferred Stock converted into shares of Common Stock; and (ii) from the date of registration of transfer, all shares of Series A Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

(d) The headings of the various sections and subsections contained herein are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(e) Except as may otherwise be required by law, the Series A Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations and the Certificate of Incorporation, as amended, of the Corporation.